EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-52446 and 333-117962) pertaining to the POZEN Inc. 2000 Equity Compensation Plan, and as amended and restated, the Registration Statement (Form S-3 No. 333-112461) of POZEN Inc. of our reports dated March 7, 2005, with respect to the financial statements of POZEN Inc., POZEN Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of POZEN Inc., included in the 2004 Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 8, 2005